Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post Effective Amendment No. 1 to Form S-3 to the Registration Statement (Form S-1 No. 333-167470) and related Prospectus of Cyclacel Pharmaceuticals, Inc. for the registration of 100,000 shares of its common stock and to the incorporation by reference therein of our report dated March 30, 2012, with respect to the consolidated balance sheet as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended and the period from August 13 1996 (inception) to December 31, 2011 of Cyclacel Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

Metropark, New Jersey

April 4, 2012